MANUFACTURING AGREEMENT

This Agreement is made as of August , 2010 by and between Interstate Caterers 2101 Parker Avenue South Plainfield New Jersey,07080 (herein referred to as "Interstate") and Cono Italian, INC, 10 Main Street Keyport, New Jersey 07735 (herein referred to as "Cono").

BACKROUND

WHEREAS, Interstate is a New Jersey company operating for the purposes of, among other things, to manufacture, produce and distribute baked good products, frozen products, in the New York Tri-State area.

WHEREAS, Cono is a Nevada Company doing business in New Jersey, which is responsible for the manufacturing of the product, known as "pizza Cono".

WHEREAS, Interstate desires to manufacture sell and distribute the product known as "pizza cone" ( herein referred to as "the Product") as per the request of Cono, and Cono desires that Interstate manufacture the Product, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter expressed, the parties agree as follows:

1.    TERM

The Term shall commence on the signing of this agreement and shall continue in force and effect unless terminated by either party or extended pursuant to early termination as set forth in the provisions of this Agreement.

2.    THE PRODUCT

The Product herein shall be an filled pizza cone manufactured in accordance with the specifications set forth by Cono.

3.    RIGHTS

Cono hereby grants to Interstate for the Term the following rights in the Territory:

To manufacture the product; which shall include the making and packaging of the "pizza cone" as set forth in the manufacturing specifications submitted by Cono to Interstate

4.    RESPONSIBILITIES

Subject to the terms and conditions of this Agreement. Interstate shall be responsible for all facets of the manufacture and delivery of the Products, including, without limitation, the ordering and purchasing of all raw materials required to produce the Product and the labor and cost of producing the product and storage.

(a) Delivery- shall mean delivery of the Product to Interstate's shipping dock and the loading of the Product onto trucks designated by Cono.

(b) Specifications of the Product - Interstate shall manufacture the Product in accordance with such specifications as set forth by Cono (the Specifications"), to the extent not inconsistent with applicable law, and shall maintain sufficient capacity to manufacture sufficient quantities of the Product to meet Cono's forecasted demands for each period covered by a three-month forecast. Interstate may not make any changes to Specifications without the prior written approval from Cono. Interstate may from time to time make reasonable alterations or modifications to the Specifications by written notice thereof to Cono, but only to the extent that such alternations or modifications do not materially disrupt Interstate's operations or result in the incurrence by Interstate of unreasonable costs and expenses in implementing such alterations and modifications.

(c) Equipment: Cono will lease to Interstate, for the sum of $1.00 per year, the following equipment:

a) Automated filling machine
b) Blast Freezer
c) Empanada machine
d) Packaging machine
e) Miscellaneous equipment

The equipment shall remain the property of Cono and upon termination of this agreement shall be immediately return to Cono by Interstate.

Interstate agrees to be responsible for the maintenance of the equipment and to keep the equipment operational and free from disrepair. Cono shall bear the cost of the maintenance and all repairs of the equipment.

There shall be no costs to Cono for rent or storage of the equipment or the Product.

(d) To the extent that Cono requests Interstate to provide any services in addition to those set forth herein, such as marketing and/or promotion, and Interstate agrees to provide such services, such services will be provided for an amount which is to be mutually agreed and negotiated by the parties hereto. Any agreement to such effect will be detailed in writing and any charges relating thereto will be invoiced by Interstate to the Cono and will, at Interstate's election, be prepaid to Interstate by Cono, or will be payable by way of Interstate deducting these amounts from any payments or amounts otherwise due to Cono hereunder.

5.    ORDERS & PRICING

(a) Cono shall order the Product from Interstate by the issuance of separate purchase orders for the Product, which Purchase Orders shall contain terms consistent with this Agreement except as provided otherwise in any written agreement by and between Cono and Interstate. Such Purchase Orders shall be in form and substance satisfactory to Interstate, as determined in Interstate's sole and absolute discretion. Each Purchase Order shall designate the desired types and quantities of Products and delivery dates, and shall be submitted to Interstate at least fifteen (15) days prior to the delivery date specified in such Purchase Order. At the time Cono has issued a Purchase Order for a specified amount of Product and Interstate has accepted such Purchase Order, Cono shall be committed to purchase the entire amount of the Product ordered and the Purchase Order shall become irrevocable. The entire amount of the manufactured product shall be the property of Cono whether or not it is shipped or remains on the property of Interstate subject to the delivery of the Product to Cono.

(b) Title in and to Product shall pass from Interstate to Cono, and the risk of loss of, or damage to, such Products shall pass to Cono, in accordance with the terms and conditions set forth in the Purchase Order covering such Product, but not prior to delivery to the shipper unless agreed to in writing by Cono and Interstate.

(c) Interstate shall be responsible for all liability resulting from the manufacturing of the Product and agrees to indemnify and hold Cono harmless from all claims, suits and litigation resulting from the manufacturing of the Product. Interstate shall retain an insurance policy covering the manufacturing and distribution of the Product in an amount of at least one million dollars per occurrence.

(d) The pricing for the Product manufactured by Interstate pursuant to this Agreement is set forth in subsection "e" below and may from time to time be amended by the written agreement of Cono and Interstate. Interstate shall invoice Cono upon transfer of title and based on the pricing set forth below, for the amount of Product so transferred. Each such invoice shall describe the number of type of Product so transferred by Interstate. Within thirty (30) days of receipt of an invoice delivered by Interstate pursuant to this subsection, Cono shall remit to Interstate the amount set forth therein.

(e) The pricing set forth herein for the Product manufactured by Interstate pursuant to this Agreement is based upon the manufacturing and delivery to Interstate's loading dock.

The transportation of such Products from such location is the responsibility of Cono. Cono shall be responsible for making arrangements, including, but not limited to, the retention of a carrier, to ship Products on the delivery date specified in the Purchase Order relating to such Products.

(f) Pricing- Cono will pay Interstate the sum of ($) cents per cone. Said cost includes all Interstate's costs including but not limited to ingredients, labor, material, overheads, rent, storage.

Said cost is subject to change upon thirty (30) days written notice to Cono and shall be changed only upon the written agreement of both parties. In the event that Cono does not agree to the increase, Cono has the right to cancel this agreement in its entirety.

(g) Cone will not be required to purchase a minimum product on a monthly basis and manufacturing will be based solely upon demand.

6.    ACCOUNTINGS

Interstate shall submit to Cono production statements of all product manufactured by Interstate on a monthly basis.

Cono may, at Cono's own expense, audit Intertstate's books of accounts directly relating to this Agreement_ Cono may make such audit only for the purpose of verifying the accuracy of statements sent to the Cono hereunder and only as provided herein. The Company will have the right to audit such books of account by notice to Intertstate at least 60 days prior to the date the Cono intends to commence such audit. Such audit will be conducted by either a reputable independent Chartered Accountant, Certified Public Accountant, will be conducted in such a manner so as not to disrupt Intertstate's other functions, and will be completed promptly. Any such audit will be conducted only during Interstate's usual business hours and at the place where Interstate keeps the books of the accounts to be examined_ Cono's auditor will review his or her tentative written findings with a member of Interstate's finance staff designated by Interstate before rendering a report to Cono so as to remedy any factual errors and clarify any issues that may have resulted from misunderstanding.

Cono acknowledges that Interstate's books of account contain confidential trade information. Neither Cono nor Cono's representatives will at any time communicate to others or use on behalf of any other Person any facts or information obtained as a result of their examination of Interstate's books of account; except pursuant to a court order, statute or government regulation, provided that Cono gives prior written notice to Interstate of such required disclosure.

7.    CONO'S OBLIGATIONS

Cono will deliver the manufacturing equipment to Interstate, at the Cono's sole cost and expense, and all other parts necessary to manufacture the product, at a mutually agreed upon place and time. In addition, Cono will furnish Interstate with all manufacturing information, licenses, releases, assignments, consents and clearances required by Interstate for the manufacture of the product, without limitation and the packaging and information contained therein.

Cono will be solely responsible for and will perform, on a reasonable basis, all marketing functions in connection with the Product.

8.    TERMINATION OF AGREEMENT

Either party may terminate this agreement at any time without cause upon 30 days written notice to Interstate.

In the event Interstate opts to terminate the agreement, Interstate will continue to manufacture the product for 30 days past the date of the notice of termination if requested by Conc.

Upon termination, Cono shall pay Interstate all outstanding invoices to date and Interstate will promptly deliver any product that has not been shipped and will allow Cono to enter the premises to pick up all equipment set forth above.

9.    TERMINATION FOR CAUSE

Notwithstanding anything in the contrary contained herein, Cono may terminate this agreement at any time, for (i) any violation of any express direction or any reasonable rule or regulation established by Cono from time to time regarding the manufacturing of the product, (ii) any breach or violation by Interstate of the terms and conditions of this Agreement, (iii) any action or inaction by Interstate of any of its employees, agents or representatives likely to discredit or have an adverse effect, impact of injury upon Cono, its officers, employees or affiliates or on the ability of Interstate to perform its duties (iv) Interstate's inability to manufacture the amount of the product as per Cono's demands.

10.    PRODUCT LIABILITY INDEMNIFICATION

Interstate shall indemnify and hold harmless Cono from any loss, damage, claim, cost or expense incurred or suffered by Cono by reason of any claim by any third party alleging a defect in the Product, provided that the condition or circumstance affecting such product was present prior to Cono accepting delivery of the Product if applicable.

11.    COMPANY PROPERTY

All advertising, sales, and other materials or articles or information including without limitation data processing reports, recipes and/or specifications of the product, customer sales analysis, invoices, customer lists, identity of suppliers, contractors or employees, price lists or information, samples, supplier's catalogues and price lists or any other material or data of any kind furnished to Interstate by Cono or developed by Interstate on behalf of Cono or at Cono's direction or for Cono's use or otherwise in connection with Interstate's engagement as manufacturer of the Product hereunder are and shall remain the sole and confidential property of Cono.

12.    TRADE SECRETS

During the term of this Agreement and thereafter, neither party shall for its personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the party owning such information regarding the business methods, business, policies, procedures, techniques, ingredients, research or development projects or results, trade secrets or other knowledge or processes of or developed by the other party or suppliers of any other confidential information relating to or dealing with the business operations or activities of the other party, made known to such party or learned or acquired by such party in connection with this Agreement

13.    EQUITABLE RELIEF

Each party acknowledges that the restrictions contained in sections 11 and 12 are reasonable and necessary in order to protect the legitimate interests of the other party, and that any violation thereof would result in the irreparable injury to the party whose Confidential information is being disclosed. Each party therefore acknowledges that, in the event of its violation of any of these restrictions, the other party shall be entitled to obtain from any Court of competent jurisdiction preliminary and permanent injunctive relief without the necessity of posting bond as well as damages and an equitable accounting of all earnings, profits and any other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights and remedies to which a party may be entitled.

14.    NON-COMPETE

Interstate agrees and covenants hereinafter not to compete with Cono directly or indirectly with its customers and relationships (i) with any third parties to develop or manufacture the Product, or any products that are competitive with the Product or (ii) that would enable any third party to develop or manufacture the Product, or any products that are competitive with the Products. This provision shall remain in effect and survive the termination of this agreement for a period of ten years.

15.    MISCELLANEOUS

(a) Indulgences. Etc.- Neither the failure or any delay on the part of either party to exercise any right remedy power of privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power of privilege, preclude any other or further exercise of the same or any other right, remedy, power or privilege nor shall any waiver of any right, remedy, power of privilege with respect to any occurrence be construed as a waiver of such right, remedy power of privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have been granted such waiver.

(b) Controlling Law- This agreement and all questions relating to its validity interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by the laws of the State of New Jersey, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any cannon, custom or rule of law requiring construction against the draftsman.

(c) Notices- All notices demands and other communications required or permitted under this Agreement shall be in writing and shall have deemed to have been duly given, made and received only when delivered (personally by courier service such as Federal Express, or by any other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed a set forth below:

(i) to Interstate
Interstate Caterer's
2101 Parker Avenue
South Plainfiled,New Jersey 07080-1407

(ii) to Cono
Cono Italiano Inc.
10 Main Street
Keyport, New Jersey 07735

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisioned of this paragraph for the giving of notice.

(d) Binding Nature of Agreement- This Agreement shall be binding upon and inure to the benefit of Interstate, its successors and assigns and shall be binding upon and shall inure to the benefit of Cono and its successors and assigns. Interstate acknowledges that the services to be rendered are unique and personal; Accordingly Interstate may not assign or delegate any of its rights of obligations hereunder without the prior approval of Cono

(e) Provisions Separable The provisions of the Agreement are independent and separable from each other and no provision shall be affected of rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(I) Entire Agreement This Agreement contains the entire understanding of the parties hereto with respect to the subject manner hereof, and supersedes all prior and contemporary agreement and understandings, inducements or conditions, express of implied, oral or written, except as herein contained. The express terms herein control and supersede any course of performance and/or usage of the trade inconsistent with the terms hereof.

(g) Paragraph Headings The paragraph headings in this Agreement are for convenience oniv and shall not affect its interpretation.

(h) Number of Days In computing the number of days for purposes of this agreement, all days shall be counted including Saturdays, Sundays and holidays; provided however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be in the next day which is not a Saturday, Sunday or holiday

(i) Modifications- This Agreement may not be modified or amended orally but only by written agreement signed by Authorized representatives of Interstate and Cono

(j) Counterparts. This Agreement may be signed in one or more counterparts each of which counterparts shall constitute an original of this agreement

(k) Advice of Counsel- INTERSTA'I E AND CONO ACKNOWLEDGES THAT IN EXECUTING THIS AGREEMENT, IT HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

IN WITNESS WHEREOF, the parties have executed and delivered his Agreement as of the date first above written,

Interstate Caterers

By:	/s/ Joe Amorim
Name:	Joe Amorim
Title:	President

Cono Italian, INC

By:	/s/ Mitchell Brown
Name:	Mitchell Brown
Title:	CEO